EXHIBIT 99.1

FOR FURTHER INFORMATION:

Bill Hodges	Stephanie Bonestell
Chief Financial Officer	Manager, Investor Relations & Public Relations
(919) 913-1030	(919) 913-1030

POZEN PROVIDES UPDATE ON ITS PA PROGRAM AND
RESULTS OF ITS TYPE A MEETING WITH THE FDA

Chapel Hill, N.C., August 23, 2012 — POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicine that transforms lives, today announced the results of the Company’s Type A meeting with the U.S. Food and Drug Administration (FDA) regarding issues related to POZEN’s planned New Drug Application (NDA) for PA32540 and PA8140 (high and lower dose versions of 325 mg aspirin delayed-release and 40 mg omeprazole immediate-release, and 81 mg aspirin delayed-release and 40 mg omeprazole immediate-release, respectively) for the secondary prevention of cardio - and cerebrovascular events and to reduce the risk of gastric ulcers in patients at risk of aspirin induced gastric ulcers.

The FDA confirmed that, although the Agency believes bioequivalence of PA32540 to enteric-coated Ecotrin® 325 mg, the Reference Listed Drug (RLD), was not strictly established in Study 115 according to the predetermined criteria, the results from Study 115, together with additional information that will be submitted in the NDA, constitutes sufficient data to support the establishment of a bridge to Ecotrin® 325 mg under Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act.   The FDA will make a final determination during the NDA review.   Based on our discussions with the FDA, POZEN does not plan to conduct any further bioequivalence studies with PA32540.

The FDA also indicated that a similar strategy to bridge to the RLD under Section 505(b)(2), inclusive of a new, single pharmacokinetic study, could be utilized for a low dose version of PA32540 (currently, PA8140).  POZEN plans to conduct this study with the low dose version against the RLD, EC-Ecotrin® 81 mg, and submit these results and other supporting data in the NDA. POZEN also confirmed with the FDA that no additional clinical data would be submitted for a lower dose version and, in particular, that no Phase 3 program will be conducted.

In addition, the FDA has confirmed its preference to have both PA32540 and a lower dose version available in the market so that physicians can have both a low and high dose option available, and agreed that, if both dosage strengths were included in the NDA and subsequently approved, the indications for both will be consistent with the full range of indications described in the current aspirin monograph.

Finally, the FDA has agreed to provide additional feedback with respect to certain aspects of the proposed content of the NDA as it relates to the lower dose formulation.   Once that is received, the Company will provide a final update on the timing of the NDA submission, but a first half 2013 NDA submission is likely.

“We are pleased with the high level of cooperation we have received from the FDA and appreciate all of the time spent with us to help bring both doses of this promising product concept to the NDA stage. We will continue to work closely with the Agency on the final content of the NDA with the expectation that all remaining details will be finalized by the end of the year,” said John R. Plachetka, Chairman, President and Chief Executive Officer of POZEN Inc.  “Since most patients take the lower dose of cardioprotective aspirin, we believe the opportunity to include both doses in the NDA in such an efficient manner and with only a short delay in submission timing greatly improves both the clinical and the commercial value of the PA franchise.  We are excited about the prospect of offering both doses to practicing clinicians and patients, and we plan to talk with potential partners about these developments as soon as possible. ”

Financial Guidance

We currently anticipate cash and short-term investments to be in line with our original guidance of $85 million at the end of 2012.

Update Webcast

POZEN will host a webcast to further discuss these outcomes on Friday, August 24, 2012 at 9:00 a.m. (ET). The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN Inc. is a progressive pharmaceutical company that is transforming how the healthcare industry addresses unmet medical needs. By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products in two years. Funded by these milestone/royalty streams, POZEN is now creating a portfolio of cost-effective, evidence based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI damage.

POZEN is currently seeking strategic partners to help maximize the opportunity for its portfolio assets.

The Company's common stock is traded under the symbol “POZN” on The NASDAQ Global Market. For more detailed company information, including copies of this and other press releases, please visit www.pozen.com.

About PA

POZEN is creating a portfolio of integrated aspirin therapies - the PA product platform. The products in the PA portfolio are intended to significantly reduce GI ulcers and other GI complications compared to taking aspirin alone.

The first candidates are PA32540, containing 325 mg of aspirin, and PA8140, containing 81 mg of aspirin. Both products are a coordinated-delivery tablet combining immediate-release omeprazole (40 mg), a proton pump inhibitor, layered around pH-sensitive aspirin. This novel, patented product is administered orally once a day and an indication will be sought for use for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced ulcers.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on current market data and research (including third party and POZEN sponsored market studies and reports), management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our inability to license our PA product candidates on terms and timing acceptable to us, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on AstraZeneca for the sales and marketing of VIMOVO™; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended June 30, 2012. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

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